Exhibit 4.1

SEPARATION AGREEMENT

By virtue of this private instrument, the following parties, hereby individually identified as “Party” and collectively as “Parties”:

ALMACENES ÉXITO S.A., a company duly incorporated and validly existing under the laws of Colombia, headquartered in Carrera 48 No. 32B Sur – 139, Envigado, Department of Antioquia, Colombia, herein represented pursuant to its bylaws (“Éxito”); and

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a company duly incorporated and validly existing under the laws of Brazil, headquartered at Avenida Brigadeiro Luis Antonio, 3142, city of São Paulo, state of São Paulo, Brazil, enrolled before the Brazilian Corporate Taxpayer Registry (CNPJ/ME) under No. 47.508.411/0001-56, herein represented in accordance with its bylaws (“CBD”);

Whereas:

(i)	CBD and Éxito are both publicly traded companies, the first with head offices in Brazil and the latter in Colombia, both acting in the retail segment, commercializing food products, clothing, hygiene, household appliances and fuel, among others;

(ii)	CBD currently holds, together with its wholly-owned company, approximately 96% of Éxito’s voting corporate capital, being its controlling shareholder;

(iii)	Throughout the years, aiming to achieve better synergies and to allow Éxito to make use of some of CBD’s resources useful to its activities, the Parties entered into the following transactions (the “Transactions”):

#	Agreement	Execution Date	Purpose
1	Cost Reimbursement Agreement (expatriates)	October 22nd, 2019	Reimbursement of the costs and expenses for displacement of the employees of one party temporarily transferred to the other party’s units. The reimbursement must cover all costs and expenses incurred and payments done due to the relocation of the transferred employee, including, among others, all the salaries, premiums, bonuses, airplane tickets, social security expenses and relocation expenses.
2	Consultancy Agreement	May 29, 2020 (as amended on November 30, 2020)

CBD provides services to Éxito related to consulting to some areas of expertise, such as:

- Presidency and Finance Vice Presidency

- Strategy & Plan,

- Finance Human Resources

- Law

- Investors Relations; and

- Communication.

3	Reimbursement Agreement (Docusign)	April 5st, 2022	CBD undertakes to pay for Éxito´s use of the electronic signature platform “Docusign”, pursuant to the terms provided for in its own agreement celebrated with SAP. Hence, Éxito undertakes to reimburse CBD for all the costs and expenses incurred by CBD in connection with Éxito´s use of Docusign.

(iv)	CBD intends to dispose of approximately 83% of Éxito’s voting corporate capital, following which CBD will no longer be Éxito’s controlling company;

(v)	Considering the disposal of CBD’s participation in Éxito, the Parties intend to terminate the Transactions;

(vi)	Éxito is proceeding with its registration before the Brazilian Securities and Exchange Commission (“CVM”) and B3 S.A. – Brasil, Bolsa e Balcão, in order to become a publicly traded company in Brazil, by delivering Brazilian Depositary Receipts (“BDRs”), that shall granted to CBD shareholders, and

(vii)	Until such time Éxito’s team in Brazil is fully organized, Éxito will require access to CBD’s know-how on the Brazilian regulation to assist it on the fulfillment of all necessary obligations before the Brazilian regulatory entities;

(viii)	The Parties intend to set forth all terms and conditions to terminate the Transactions and establish the performance of some activities by CBD in order to assist on the entrance of Éxito in the Brazilian market;

NOW, THEREFORE, the Parties have agreed to enter into this Separation Agreement (“Agreement”), pursuant to the following terms and conditions:

1.	TERMINATION OF THE TRANSACTIONS

1.1. By means of the present instrument, the Parties hereby agree on the termination of the Cost Reimbursement Agreement (expatriates) and the Consultancy Agreement mentioned in the preamble of this Agreement. The Parties agree that this Agreement resolves all past, present and future disputes, claims proceedings, litigations existing between the Parties related to the Cost Reimbursement Agreement (expatriates) and the Consultancy Agreement, including but not limited to those deriving from the nature, negotiation, execution, performance and termination of the Cost Reimbursement Agreement (expatriates) and the Consultancy Agreement, or any other matters between the Parties as set forth herein and does not imply recognition or admission of any kind of responsibility or liability by any of the Parties, and / or its subsidiaries, affiliates, controlling entities, shareholders, employees, workers, representatives and / or attorneys.

1.2. The Parties agree and acknowledge that the Reimbursement Agreement (Docusign) mentioned in the preamble of this Agreement shall remain in force as long as CBD continues to use Docusign signature services, initially agreed for until April 14th, 2023.

1.2.1.	Notwithstanding Clause 1.2. above, in order to achieve synergies and for efficiency reasons, CBD and Éxito may jointly carry out the necessary commercial procedures in order to evaluate the services proposals of electronic signature providers, without this implying that they will be part of the same agreement, or that both companies will hire services from the same provider. At the end each Party shall have full autonomy to negotiate the hiring of any other electronic signature providers, without the previous consent or notification to the other Party.

1.2.2.	In case CBD decides to terminate its agreement with Docusign, for any reason, CBD shall communicate Éxito within at least ten (10) business days prior to the notification given to Docusign requesting the termination of the services, or immediately after CBD is notified of the termination with Docusign. This provision shall not apply in case of natural termination of CBD’s as a result of reaching the termination date, on April 14th, 2023, being agreed between the Parties that, except if otherwise expressly informed by CBD to Éxito, the Reimbursement Agreement (Docusign) shall automatically terminate on April 14th, 2023, without any burden for any of the Parties.

1.2.3.	Regardless of what set forth in Clause 1.2.1 about the joint business assessment of potential suppliers, in no case CBD shall be responsible for providing or assisting Éxito in the hiring of a new provider of electronic signature services.

2.	SHARED ACTIVITIES

2.1. CBD recognizes that, until Éxito is fully autonomous to fulfill all its obligations in Brazil as a registered company, CBD shall assist Exito with certain activities, as listed in Annex I of this Agreement (the “Shared Activities”). The Shared Activities shall be performed with no intention of profit and CBD shall charge Éxito with any costs related to the performance of the Shared Activities, according to the drivers set forth in Annex I.

2.1.1.	The Parties hereby agree that, if and whenever necessary for the activities of Éxito in Brazil, CBD can perform any additional Shared Activities in favor of Éxito (“Additional Shared Activities”). In this case, the Parties agree on executing an instrument of Additional Shared Activities, substantially in the form of the draft attached hereto as Annex II, informing the Additional Shared Activities and their respective collecting drivers.

2.1.2.	The execution of any instrument to set forth Additional Shared Activities, whenever executed in the exact terms of Annex II, is hereby considered duly approved by the Parties internal corporate bodies and shall be considered part of this Agreement.

2.2. Éxito undertakes to reimburse CBD for all the costs and expenses incurred in connection with any and all the Shared Activities and, to exist, any Additional Shared Activities, performed by CBD in favor of Éxito.

2.3. For such purpose, each month, CBD shall send Éxito an invoice containing the breakdown of all the costs and expenses incurred in connection with the Shared Activities and, to exist, any Additional Shared Activities, performed in favor of Éxito (the “Reimbursement Amount”), that shall be calculated with no purpose of profit, according to the amount of hours effectively spent by CBD’s employees in favor of Éxito and value of the material and goods used to do so.

2.3.1.	All amounts set out or expressed to be payable under this Agreement by Éxito:

(a) shall be paid net of any applicable withholding tax required pursuant to Colombian law. In this case, Éxito undertakes to provide to CBD, upon its request, all documentation in relation to said payments;

(b) shall be deemed to be exclusive of any value added tax or any other tax of a similar nature (VAT); if VAT is or becomes chargeable, Éxito shall also and at the same time pay to CBD an amount equal to the VAT amount.

2.4. Each invoice must have a document attached that contains the details of the activities carried out by CBD in favor of Éxito that give rise to the corresponding charge, indicating at least the following: CBD’s employees who participated, activity performed and time spent.

2.5. Éxito shall pay the Reimbursement Amount to CBD within thirty (30) calendar days as from the date of receipt of the invoices, by bank transfer to the account designated by CBD for such purpose.

2.6. All payments to be made by Éxito to CBD hereunder shall be made free and clear of and without deduction for or on account of taxes (gross up), unless Éxito is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by Éxito (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that CBD receives a sum net of any withholding or deduction equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

3.	TRANSITION COMMITTEE

3.1. The Parties recognize that Éxito and CBD also share other agreements and services, that shall be duly identified under the terms of this clause.

3.2. The Parties agree to negotiate jointly and in the most collaborative manners to (i) identify all agreements in which both CBD and Éxito are parties (“Shared Agreements”); (ii) amend, terminate and/or duplicate all Shared Agreements, in a way that, after duly amended or duplicated, such agreements bind CBD and Éxito individually toward the respective supplier; (iii) organize and implement new internal procedures, systems, tools and policies compatible with any new solution presented by the suppliers of the Shared Agreements or whoever is hired to substitute them.

3.2.1.	Any and every cost and expense incurred by the Parties for the amendment, termination or duplication of the Shared Agreements, including fines due to its early termination, shall be divided equally by the Parties. The costs incurred by the Parties with negotiations handled directly by it with the supplier shall be of exclusive responsibility of such Party.

3.3. In order to allow the follow up of all Shared Agreements and organization of all necessary acts to terminate them, the Parties agree on creating a Transition Committee, composed by 3 members being appointed by CBD, and 3 members being appointed by Éxito including at least [one] member of the legal and sales’ teams of CBD and Éxito (it being understood that from time to time each Party may designate one or more subject-matter experts to attend any meeting of the committee as may be reasonably necessary to prepare and implement the purpose of this Agreement), and shall meet at least [monthly] during the term of this Agreement or as otherwise agreed by the Parties. The matters discussed in all meeting of the Transition Committee shall be formalized in writing and communicated by e-mail to all participants.

3.3.1.	The Parties may request the participation of other areas in the Transition Committee, such as IT, whenever necessary.

4.	TERM AND TERMINATION

4.1. This Agreement shall be considered effective from January 1st, 2023, except for the Session 2, that shall be considered effective from the date in which it is duly formalized Éxito’s segregation from GPA, and shall remain in full force and effect for 1 (one) year counted from the segregation date, renewable for the same term by mutual written consent of the Parties.

4.2. This Agreement may only be terminated in the following cases:

(i) in case of judicial or extrajudicial reorganization, request or bankruptcy decree, as well as winding-up or any manner of dissolution of one of the Parties;

(ii) upon mutual agreement of the Parties; and

(iii) in other cases expressly provided for by Brazilian or Colombian law.

5.	NOTICES

5.1. Communications and/or notifications to be made or given hereunder shall be performed by letter with acknowledgment of receipt, by fax or by electronic mail with acknowledgment of receipt or through international courier with confirmation of delivery, to the following addresses:

If to Éxito:

Carrera 48 No. 32 B sur 139 Av. Las Vegas, Envigado, Colombia

Marked for the attention of Ivonne Windmueller Palacio.

Chief Financial Officer

E-mail: iwindmuller@Grupo-Exito.com

Phone number: (+57) 6049696

With copy to:

Vice-presidency of Corporate Affairs

Marked for the attention of Claudia Campillo Velásquez

E-mail: ccampillo@grupo-exito.com

Phone number: (+57) 6049696

If to CBD:

Avenida Brigadeiro Luis Antonio, 3142

São Paulo – SP, Brazil –01401-001

Marked for the attention of Biagio Eurico Presser Junior

E-mail: biagio.junior@gpabr.com

Phone number: +55 1138869820

With copy to:

Corporate Legal Department

E-mail: societario@multivarejo.com.br

6.	GENERAL PROVISIONS

6.1. Amendments. Except as expressly provided herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing and duly signed by each of the Parties.

6.2. Assignment. Neither Party may assign or transfer any of the rights and obligations hereunder, in whole or in part, except upon written approval by the other Parties.

6.3. Confidentiality. The Parties shall undertake to keep confidentiality about all the information delivered hereunder and all the information of the other Party that came to be known hereunder and they shall not disclose it to third parties without the previous consent of the other Party, unless required to comply with an order of a legal or administrative authority of competent jurisdiction. The Party failing to comply with this obligation shall be liable for the damages caused to the other. During and after the period hereof, the Parties undertake unconditionally not to disclose information or conditions about the terms agreed upon herein or any kind of information to which they might have been given access. Notwithstanding the foregoing, the Parties agree that both Parties are authorized to disclose the existence of this Agreement by means of the reference form (Formulário de Referência) and other documents required by the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliarios – CVM) and other competent regulatory agencies to they are subject to.

6.4. Entire agreement. This Agreement constitutes the entire agreement that exists between the Parties in relation to the purpose hereof. Therefore, all previous verbal or written agreements related to the same purpose are superseded.

6.5. Governing law. This Agreement shall be governed by and construed in accordance with the laws of Brazil.

6.6. Disputes. Any dispute arising from or related to this Agreement shall be notified in writing by one Party to the other, and the parties shall use their best efforts to settle the dispute on an amicable basis within fifteen (15) calendar days from the date of receipt of the notification. If an agreement cannot be reached amicably between the Parties, the Parties elect the Courts of the City of São Paulo, Brasil.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year written below. The Parties sign this Agreement in 2 original copies of similar form and contents, for one single effect, or in a digital manner, through the use of an electronic signature platform, in the presence of the two undersigned witnesses.

São Paulo, January 6th, 2023.

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

/s/ Guillaume Gras		/s/ Marcelo Simões Pato
Name:	Guillaume Gras	Name:	Marcelo Simões Pato
Title:	Vice Presidente Finanças e RI	Title:	Diretor

ALMACENES ÉXITO S.A.

/s/ Ivonne Windmueller Palacio
Name:	Ivonne Windmueller Palacio	Name:
Title:	CFO	Title:

Witnesses:

/s/ Geovani Diogo Jardim de Sousa		/s/ Geovanna Santana Amorim
Name:	Geovani Diogo Jardim de Sousa	Name:	Geovanna Santana Amorim
ID:		ID:

ANNEX I

Shared Activities

#	ACTIVITY	COLLECTING DRIVER
1	Investors Relations	Number of hours effectively worked by CBD’s personnel in favor of Éxito.
2	Accountability	Number of hours effectively worked by CBD’s personnel in favor of Éxito.

ANNEX II

AMENDMENT TO THE SEPARATION AGREEMENT FOR THE INCLUSION OF ADDITIONAL SHARED ACTIVITIES

By virtue of this private instrument, the following parties, hereby individually identified as “Party” and collectively as “Parties”:

ALMACENES ÉXITO S.A., a company duly incorporated and validly existing under the laws of Colombia, headquartered in Carrera 48 No. 32B Sur – 139, Envigado, Department of Antioquia, Colombia, herein represented pursuant to its bylaws (“Éxito”); and

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a company duly incorporated and validly existing under the laws of Brazil, headquartered at Avenida Brigadeiro Luis Antonio, 3142, city of São Paulo, state of São Paulo, Brazil, enrolled before the Brazilian Corporate Taxpayer Registry (CNPJ/MF) under No. 47.508.411/0001-56, herein represented in accordance with its bylaws (“CBD”);

Whereas:

(i)	On [●], the Parties executed the Separation Agreement (“Agreement”), that set forth, among other matters, the provision of some activities by CBD in favour of Éxito for the activities of the latter in Brazil (“Shared Activities”);

(ii)	The Agreement expressly set forth the possibility of including new activities as Shared Activities (“Additional Shared Activities”), if and whenever necessary for Éxito’s activities in Brazil;

(iii)	According to Clause 2.1.1. of the Agreement, the Parties must enter into an amendment to the Agreement, under the terms of its Annex II, to include Additional Shared Activities,

NOW, THEREFORE, the Parties have agreed to enter into this Amendment to the Separation Agreement for the Inclusion of Additional Shared Activities (“Amendment for Additional Shared Activities”), pursuant to the following terms and conditions:

1.	DEFINITIONS

1.1. All terms and definitions used in this Amendment for Additional Shared Activities initiated with capital letters shall have the meaning attributed to it in the Agreement, except if otherwise expressly defined herein.

2.	MODIFICATIONS

2.1. The Parties, by mutual consent, hereby decide to include as Shared Activities [describe the Additional Shared Activities]. Such Additional Shared Activities shall be charged considering the following collecting driver [describe the shared criteria].

2.2. Therewith, the Parties agree in including item [insert item], related to the [describe the Additional Shared Activities] in the table informed in Annex I of the Agreement, that shall be in force with the following wording:

#	ACTIVITY	COLLECTING DRIVER
1	Investors Relations	Number of hours effectively worked by CBD’s personnel in favor of Éxito.

3.	GENERAL PROVISIONS

3.1. It is hereby expressly ratified all other terms and conditions of the Agreement that were not modified by the present Amendment for Additional Shared Activities.

3.2. This Amendment for Additional Shared Activities is an integral and integrated part of the Agreement, being considered part of the Agreement for all purposes herein.

3.3. The conflicts originated from this Amendment for Additional Shared Activities shall be resolved under the terms of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year written below. The Parties sign this Agreement in 2 original copies of similar form and contents, for one single effect, or in a digital manner, through the use of an electronic signature platform, in the presence of the two undersigned witnesses.

(Signatures on the next page)

(Signature page of the Amendment to the Separation Agreement for the Inclusion of Additional Shared Activities celebrated by Companhia Brasileira de Distribuição and Almacenes Éxito S.A.)

São Paulo, [date].

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

Name:	Name:
Title:	Title:

ALMACENES ÉXITO S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
ID:	ID: